Exhibit 99.2

CANADA	SUPERIOR COURT
PROVINCE OF QUÉBEC DISTRICT OF MONTRÉAL No.: 500-11-036133-094	Commercial Division Sitting as a court designated pursuant to the Companies' Creditors Arrangement Act, R.S.C., c. C-36, as amended

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC. , a legal person incorporated under the laws of the State of Delaware, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And

ABITIBI-CONSOLIDATED INC. , a legal person incorporated under the laws of Canada, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And

BOWATER CANADIAN HOLDINGS INC. , a legal person incorporated under the laws of the Province of Nova Scotia, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And
the other Petitioners listed on Appendices "A", "B" and "C";
Petitioners
And
ERNST & YOUNG INC. , a legal person under the laws of Canada, having a place of business at 800 René-Lévesque Blvd. West, Suite 1900, in the City and District of Montréal, Province of Quebec, H3B 1X9;
Monitor

FIFTEENTH REPORT OF THE MONITOR

SEPTEMBER 2, 2009

INTRODUCTION

1.               On April 17, 2009, Abitibi-Consolidated Inc. ("ACI") and its subsidiaries listed in Appendix "A" hereto (collectively with ACI, the "ACI Petitioners") and Bowater Canadian Holdings Incorporated ("BCHI") and its subsidiaries listed in Appendix "B" hereto (collectively with BCHI, the "Bowater Petitioners") (the ACI Petitioners and the Bowater Petitioners are collectively referred to herein as the "Petitioners") filed for and obtained protection from their creditors under the Companies' Creditors Arrangement Act (the "CCAA" and the "CCAA Proceedings") pursuant to an Order of this Honourable Court (the "Initial Order").

2.              Pursuant to the Initial Order, Ernst & Young Inc. (" EYI ") was appointed as monitor of the Petitioners (the "Monitor") under the CCAA and a stay of proceedings in favour of the Petitioners was granted until May 14, 2009 (the "Stay Period").  On May 14, 2009, the Stay Period was extended until September 4, 2009 pursuant to an Order of this Honourable Court (the "First Stay Extension Order").  The Petitioners are seeking an extension of the Stay Period until December 15, 2009 as discussed later herein.

3.              On April 16, 2009, AbitibiBowater Inc. ("ABH"), Bowater Inc. ("BI"), and certain of their direct and indirect U.S. and Canadian subsidiaries, including BCHI and Bowater Canadian Forest Products Inc. ("BCFPI") (collectively referred to herein as "U.S. Debtors"), filed voluntary petitions (collectively, the "Chapter 11 Proceedings") for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the "U.S. Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court").  On April 17, 2009, the U.S. Bankruptcy Court granted certain interim and final orders (the "First Day Orders") and set dates for the final hearing of the motions for which the U.S. Bankruptcy Court granted the interim orders.

4.              The Petitioners are all subsidiaries of ABH (ABH, collectively with its subsidiaries, are referred to as the "ABH Group").

5.              On April 17, 2009, ABH and the petitioners listed on Appendix "C" hereto (collectively with ABH, the " 18.6 Petitioners ") obtained Orders under Section 18.6 of the CCAA in respect of voluntary proceedings initiated under Chapter 11 and EYI was appointed as the information officer in respect of the 18.6 Petitioners.

6.              On April 16, 2009, ACI and ACCC filed petitions for recognition under Chapter 15 of the U.S. Bankruptcy Code. On April 21, 2009, the U.S. Bankruptcy Court granted the recognition orders under Chapter 15 of the U.S. Bankruptcy Code.

7.              On April 22, 2009, the Court amended the Initial Order to extend the stay of proceedings to the partnerships listed in Appendix "D" hereto.

BACKGROUND

8.              ABH is one of the world's largest publicly traded paper and forest product companies.  It produces a wide range of newsprint and commercial printing papers, market pulp and wood products . As at December 31, 2008, the ABH Group employed approximately 15,800 people, approximately 11,300 of which work in ACI's and BI's Canadian operations.  The ABH Group owns interests in or operates 24 pulp and paper mills, 24 sawmills (others have been permanently closed), 5 wood products facilities and 32 recycling facilities located in Canada, the United States, the United Kingdom and South Korea.

9.              Incorporated in Delaware and headquartered in Montreal, Quebec, ABH functions as a holding company and its business is conducted principally through four direct subsidiaries: BI, Bowater Newsprint South LLC ("Newsprint South") (BI, Newsprint South and their respective subsidiaries are collectively referred to as the "BI Group"), ACI (ACI and its subsidiaries are collectively referred to as the " ACI Group ") and AbitibiBowater US Holding LLC ("ABUSH") (ABUSH and its respective subsidiaries are collectively referred to as the "DCorp Group").

10.           ACI is a direct and indirect wholly-owned subsidiary of ABH.  ABH wholly owns BI which in turn, wholly owns BCHI which, in turn, indirectly owns BCFPI which carries on the main Canadian operations of BI.

11.            ACCC, a wholly-owned subsidiary of ACI, and BCFPI hold the majority of ABH's Canadian assets and operations.

PURPOSE

12.             This is the fifteenth report of the Monitor (the "Fifteenth Report") in the CCAA Proceedings, the purpose of which is to report to this Honourable Court with respect to the following:

(i)             the Petitioners' four-week cash flow results for the period from July 27, 2009 to August 23, 2009 (the "Reporting Period"), in accordance with the First Stay Extension Order, and to provide details with respect to the following:

(a)                an update regarding the overview of the current market conditions in the forest products industry provided in the thirteenth report of the Monitor dated August 7, 2009 (the "Thirteenth Report");

(b)                the receipts and disbursements of the ACI Group and BCFPI for the Reporting Period with a discussion of the variances from the respective forecasts (the "ACI Forecast" and the "BCFPI Forecast") set forth in the Thirteenth Report;

(c)                 the current liquidity and revised cash flow forecasts of the ACI Group and BCFPI for the 17-week period ending December 20, 2009; and

(d)                 an update with respect to certain key performance indicators ("KPIs") ;

(ii)            the engagement of advisors by certain creditors of the ACI Group;

(iii)           the restructuring initiatives undertaken by the Petitioners since the date of the Initial Order; and

(iv)          the Monitor's recommendation regarding the motion by the Petitioners to extend the Stay Period to December 15, 2009.

TERMS OF REFERENCE

13.            In preparing this Fifteenth Report, the Monitor has been provided with and, in making comments herein, has relied upon unaudited financial information, the ABH Group's books and records, financial information and projections prepared by the ABH Group and discussions with management of the ABH Group (the " Management ").  The Monitor has not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information and, accordingly, the Monitor expresses no opinion or other form of assurance in respect of such information contained in this Fifteenth Report.  Some of the information referred to in this Fifteenth Report consists of forecasts and projections.  An examination or review of the financial forecast and projections, as outlined in the Canadian Institute of Chartered Accountants Handbook, has not been performed.  Future-oriented financial information referred to in this Fifteenth Report was prepared by the ABH Group based on Management's estimates and assumptions.  Readers are cautioned that, since these projections are based upon assumptions about future events and conditions, the actual results will vary from the projections, even if the assumptions materialize, and the variations could be significant.

14.           Capitalized terms not defined in this Fifteenth Report are as defined in the previous reports of the Monitor and the Initial Order.  All references to dollars are in U.S. currency unless otherwise noted.

15.           Copies of all of the Monitor's Reports, in both English and French, including a copy of this Fifteenth Report, and all motion records and Orders in the CCAA Proceedings will be available on the Monitor's website at www.ey.com/ca/abitibibowater.  The Monitor has also established a bilingual toll-free telephone number that is referenced on the Monitor's website so that parties may contact the Monitor if they have questions with respect to the CCAA Proceedings.

16.           Copies of all of the U.S. Bankruptcy Court's orders are posted on the website for Epiq Bankruptcy Solutions LCC ("Epiq") at http://chapter11.epiqsystems.com/abitibibowater.  The Monitor has included a link to Epiq's website from the Monitor's website.

CURRENT MARKET CONDITIONS IN THE FOREST PRODUCTS INDUSTRY

17.            Pursuant to the First Stay Extension Order, the Monitor has provided this Honourable Court with regular reports on the Petitioners' cash flows for each four week period following the date of the First Stay Extension Order.  These regular reports have included details with respect to the market conditions in the forest products industry.

18.            As indicated in the Seventh, Ninth and Thirteenth Reports of the Monitor, the forest products industry continues to face significant challenges with respect to pricing and demand.  A significant contributing factor to these issues is the continuing overcapacity in the newsprint market and ongoing weakness in the U.S. housing market.

19.            The Monitor has noted in prior Reports that prices for newsprint have been falling over recent months.  The RISI PPI Pulp & Paper Week Report of August 21, 2009 (the "Pulp & Paper Week Report") notes that the year over year price of newsprint has fallen from approximately $785 per tonne in July of 2008 to $465 per tonne in July of 2009.  The Pulp & Paper Week Report notes, however, that the pace of price decreases has slowed due to increased downtime taken by newsprint producers.  The following graph illustrates the decline in newsprint prices since January, 2009 (per RISI.com on August 21, 2009):

20.            To put in context the effect that declining newsprint prices have had on the Petitioners' business, the Monitor notes that the ACI Group is currently selling approximately 100,000 MT (both North American and international) of newsprint per month.

21.            The Petitioners have recently announced price increases for newsprint of $35 per tonne effective September 1 and October 1, 2009 for North American customers.  Such price increases will be in the amount of $35 per tonne, each month.  As such, the total increase per tonne will be $70 over the next two months.

22.            As set forth in the Thirteenth Report, pulp prices have been rising against historically low prices.  The Pulp & Paper Week Report notes that this trend is continuing and that many producers have raised prices for the fourth consecutive month based on estimates of September pricing.  While neither the ACI Group nor BCFPI produce significant amounts of pulp, it does form a small portion of the business of each entity.

RECEIPTS AND DISBURSEMENTS FROM JULY 27, 2009 TO AUGUST 23, 2009 FOR THE ACI GROUP AND BCFPI

The ACI Group

23.            The table below summarizes the ACI Group's (including DCorp) actual receipts and disbursements for the Reporting Period, which is detailed in Appendix "E" of this Fifteenth Report, with a comparison to the ACI Forecast amounts provided in the Thirteenth Report.

	US$000
	Actual	Forecast	Variance	Variance %

Receipts	209,366	201,680	7,686	4%

Disbursements	(227,163)	(175,117)	(52,046)	(30%)

Financing
Securitization Inflows / (Outflows)	(2,889)	(3,858)	969	25%
Adequate Protection by DCorp to ACCC Team Lenders	(3,287)	(3,537)	250	7%
DIP Interest & Fees	(197)	(193)	(4)	(2%)
Restructuring & Other Items	(2,307)	(6,100)	3,793	62%
Foreign Exchange Translation	(1,978)	-	(1,978)	N/A
Net Financing	(10,658)	(13,688)	3,030	22%

Net Cash Flow	$(28,455)	$12,875	$(41,330)	(321%)

Opening Cash	64,864	64,864	-

Ending Cash	$36,409	$77,739	$(41,330)	(53%)

DIP Availability (net of minimum undrawn balance)	42,700	42,700	-

Available Liquidity	$79,109	$120,439	$(41,330)	(34%)

24.            As demonstrated in the table above, the ACI Group's total receipts for the Reporting Period were approximately $7.7 million (4%) higher than projected in the ACI Forecast and disbursements were $52.0 million (30%) higher than projected in the ACI Forecast.  Overall, the ending cash balance and liquidity availability are each approximately $41.3 million lower than the ACI Forecast.

Receipts

25.            A breakdown of the receipts for the Reporting Period are outlined in the table below:

		US$000
Receipts	Para.	Actual	Forecast	Variance	Variance %
A/R Collections	26(i)	$131,992	$176,096	$(44,104)	(25%)
Intercompany A/R Settlement	26(i)	27,861	-	27,861	N/A
Total A/R Collections		159,853	176,096	(16,243)	(9%)
Collections on Behalf of Joint Ventures	26(ii)	397	13,276	(12,879)	(97%)
A/R Collections - Affiliates	26(iii)	18,158	-	18,158	N/A
Intercompany A/P Settlement	26(iv)	11,539	-	11,539	N/A
Other Inflows	26(v)	19,419	12,309	7,110	58%
Total Receipts		$209,366	$201,680	$7,686	4%

26.            The variance analysis has been compiled based on discussions with Management and the following represents the more significant reasons for the variances:

(i)             A/R Collections, inclusive of receipts related to Intercompany A/R Settlements, were approximately $159.9 million during the Reporting Period compared to a forecast amount of $176.1 million.  This variance is primarily due to an increase in accounts receivable aging.

Intercompany A/R Settlements represent payments to the ACI Group from an affiliated ABH Group entity for ACI Group accounts receivable that were collected by the affiliated entity, such as BI or BCFPI.

(ii)             Collections on Behalf of Joint Ventures totalled approximately $0.4 million during the Reporting Period.  This amount represents amounts collected by the ACI Group for accounts receivable that belong to a joint venture partner .  Such amounts will be paid to the joint venture partner on a monthly basis or in accordance with the joint venture agreement.  The amount of $0.4 million is compared to a forecast amount of $13.3 million and results in a negative variance of $12.8 million.

This variance is partly due to the fact that certain portions of amounts collected on behalf of joint ventures are also included in the "A/R Collections" line and have not yet been specifically allocated to "Collections on Behalf of Joint Ventures".

(iii)             A/R Collections - Affiliates totalled approximately $18.2 million during the Reporting Period.  As part of its normal Cash Management System, the ACI Group regularly collects accounts receivable on behalf of other ABH Group entities.  As it is not possible to forecast which customers will incorrectly pay the ACI Group on behalf of the other entities, collections on behalf of affiliates is not forecast by the Petitioners.  The funds are paid on a regular basis by the ACI Group to the appropriate ABH Group entity, which payments are reflected in the Intercompany A/R Settlements line of the disbursements section of the cash flow statement.  As discussed later in this Fifteenth Report, an amount of approximately $24.7 million was paid out to affiliates during the Reporting Period by the ACI Group to reimburse affiliates for collections made on their behalf by the ACI Group.

(iv)             Receipts related to Intercompany A/P Settlements totalled approximately $11.5 million during the Reporting Period.  Such receipts represent other ABH Group entities reimbursing the ACI Group for payments made on their behalf in the normal course pursuant to the operation of the Cash Management System.  In order to determine the quantum of funds to be transferred between entities, the Petitioners reconcile amounts paid on behalf of other entities on a regular basis.  Such amounts would have originally been included as a disbursement in the Trade Payables line.

(v)             Other Inflows, which includes tax refunds and other miscellaneous receipts, totalled $19.4 million during the Reporting Period.  The ACI Forecast included receipts of $12.3 million.  The difference is primarily due to higher than forecast collections in respect of wood chips.

Disbursements

27.           A breakdown of the disbursements for the Reporting Period is outlined below:

		US$000
Disbursements	Para.	Actual	Forecast	Variance	Variance %
Trade Payables	28(i)	$(134,321)	$(93,677)	$(40,644)	(43%)
Capital Expenditures	28(ii)	-	(5,984)	5,984	100%
Marine Freight Payments		(5,190)	(4,200)	(990)	(24%)
Utility Payments	28(iii)	(17,018)	(22,467)	5,449	24%
Payroll & Benefits	28(iv)	(34,299)	(35,085)	786	2%
Intercompany A/R Settlements	28(v)	(24,733)	-	(24,733)	N/A
Joint Venture Remittances, Net		(11,602)	(13,704)	2,102	15%
Payment on behalf of Affiliates		-	-	-	N/A
Total Disbursements		$(227,163)	$(175,117)	$(52,046)	(30%)

28.           The variance analysis with respect to the disbursements for the more significant variances has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)             Disbursements related to Trade Payables were approximately $134.3 million during the Reporting Period, which was $40.6 million greater than the ACI Forecast.  Management has advised that the variance is primarily due to the following:

(a)            Capital Expenditures have been included in the actual amount for Trade Payables disbursements until such time as the ACI Group identifies and allocates the disbursements which are capital in nature.  Such an amount would reduce the negative variance by approximately $6.0 million;

(b)            the ACI Group regularly disburses amounts on behalf of other affiliated entities which are included in Trade Payables (as noted above, the ACI Group was reimbursed by affiliates for $11.5 million of such amounts during the Reporting Period).  The quantum of amounts disbursed on behalf of other entities is not known until such time as the Petitioners reconcile their intercompany accounts, which is done on a regular basis.  In addition to transactions between the ACI Group and the BI Group, the ACI Group has disbursed approximately $6 million on behalf of the Manicouagan Power Company, which reimbursement will occur after the Reporting Period;

(c)            the level of sales tax forecast in the ACI Forecast was less than was actually paid when the ACI Group disbursed funds to suppliers.  As such, actual disbursements were approximately $7.0 million greater than forecast; and

(d)            one settlement for Intercompany A/P Settlements was delayed by one week.  Such settlement occurred after the Reporting Period in the amount of approximately $3.3 million.

(ii)            As noted above, Capital Expenditures are not tracked on a weekly basis.  The disbursements related to capital disbursements have been included in the Trade Payables disbursement line.  Management has advised the Monitor that capital expenditures for the month of July, 2009 totalled approximately $5.5 million.

(iii)          Utility Payments were approximately $5.4 million less than forecast.  Due to the agreement the ACI Group has with its various power suppliers, it is required to pay a certain fixed amount on a weekly basis.  Negotiations are ongoing to adjust the payment amount to a level that reflects current power usage.

(iv)           Total payments for Payroll & Benefits were $34.3 million during the Reporting Period compared to an amount of approximately $35.1 million in the ACI Forecast.

(v)           The ACI Group does not forecast the disbursement of Intercompany A/R Settlements as it is not possible to predict which customers will pay the incorrect ABH Group entity for accounts receivable.  The corresponding receipt of these amounts collected from affiliate customers is included in the A/R Collections - Affiliates line included in the Receipts section of the cash flow statement.

Financing

29.           Details regarding the ACI Group's financing activities are summarized in the following table:

		US$000
Financing	Para.	Actual	Forecast	Variance	Variance %
Securitization Inflows / (Outflows)	30(i)	$(2,889)	$(3,858)	$969	25%
Adequate Protection by DCorp to ACCC Term Lenders		(3,287)	(3,537)	250	7%
DIP Interest & Fees		(197)	(193)	(4)	(2%)
Restructuring & Other Items	30(iii)	(2,307)	(6,100)	3,793	62%
Foreign Exchange Translation	30(iv)	(1,978)	-	(1,978)	N/A
		$(10,658)	$(13,688)	$3,030	22%

30.           The variance analysis with respect to the ACI Group's financing activities has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)             Securitization Inflows/(Outflows) totalled an outflow of approximately $2.9 million compared to a projected outflow of $3.9 million during the Reporting Period.

(ii)             DIP Drawings/(Repayments) were nil during the Reporting Period as the ACI Group neither forecast nor actually drew on the DIP.  The Monitor notes, however, that an amount of $10.0 million was drawn on the DIP in the week ended August 30, 2009, which is outside the Reporting Period.

(iii)             Payments for Restructuring & Other Items totalled approximately $2.3 million during the Reporting Period.  This compares to an amount of $6.1 million in the ACI Forecast.

(iv)             Amounts on the Foreign Exchange Translation line represent the difference between the actual exchange rate between Canadian and U.S. dollars at the time of conversion as compared to the forecast rate of CDN$1.00=US$0.90.  During the Reporting Period the value of the Canadian dollar fluctuated between US$0.9076 and US$0.9344.

BCFPI

31.           The following table summarizes the receipts and disbursements of BCFPI from July 27, 2009 to August 23, 2009, which is detailed in Appendix "F" of this Fifteenth Report:

	US$000
	Actual	Forecast	Variance	Variance %

Receipts	$61,083	$67,934	$(6,851)	(10%)
Disbursements	(60,787)	(61,666)	879	1%
Financing	(3,745)	(4,434)	689	16%

Net Cash Flows	(3,449)	1,834	(5,283)	(288%)

Opening Cash	2,636	2,636	-	0%

Ending Cash	$(813)	$4,470	$(5,283)	(118%)

32.           As detailed in the table above, BCFPI's total receipts for the Reporting Period were approximately $6.9 million (10%) lower than the BCFPI Forecast and disbursements (including financing disbursements) were $1.6 million (2%) higher than the BCFPI Forecast.  Overall, the ending cash balance was $5.3 million lower than the BCFPI Forecast.

33.           BCFPI had cash on hand of negative $0.8 million at August 23, 2009.  Due to a late cheque run which was issued on Friday, August 21, 2009, the amount of outstanding cheques as at August 23, 2009 was greater than the amount of cash in BCFPI's bank accounts, assuming that all outstanding cheques would have cleared that day; however, such clearings did not occur.  Funds to cover these outstanding cheques were transferred to BCFPI's bank accounts on Monday, August 24, 2009.

Receipts

34.            A breakdown of the BCFPI receipts are summarized in the table below:

		US$000
Receipts	Para.	Actual	Forecast	Variance	Variance %
A/R Collections	35(i)	$12,643	$57,934	$(45,291)	(78%)
Intercompany A/R Settlements	35(i)	22,441	-	22,441	N/A
Total A/R Collections		35,084	57,934	(22,850)	(39%)
Intercompany A/P Settlements	35(ii)	19,387	10,000	9,387	94%
A/R Collections - Affiliates		3,834	-	3,834	N/A
Other Inflows	35(iii)	2,778	-	2,778	N/A
Total Receipts		$61,083	$67,934	$(6,851)	(10%)

35.           The variance analysis with respect to the receipts has been compiled based on discussions with Management and the following represents a summary of the reasons for the significant variances:

(i)              Total A/R Collections were approximately $35.1 million resulting in a negative variance of approximately $22.9 million.  This variance is primarily due to:

(a)            lower than forecast sales;

(b)            an increase in the aging of accounts receivable; and

(c)            a delay in settlement of receivables from pulp sales collected by BI from BCFPI customers.  Such amounts will be settled in upcoming weeks.

Pursuant to BCFPI's normal practice and the Cash Management System, sales which are made to customers domiciled in the United States are sold through an affiliate, Bowater America Inc. ("BAI").  BAI, which is a subsidiary of BI, collects the accounts receivable from the third party customers and then remits these funds via an Intercompany A/R Settlement to BCFPI.  BCFPI continues to reconcile its intercompany trade receivables on a regular basis.

(ii)             Receipts related to Intercompany A/P Settlements were approximately $19.4 million compared to an amount of $10.0 million in the BCFPI Forecast.  While BCFPI does not typically forecast this line item, the BCFPI Forecast contained an estimate of $10.0 million in respect of repayments for amounts disbursed on behalf of the Bowater Mersey Paper Company Ltd. ("Mersey").  During the Reporting Period, additional reconciliations were carried out to enable the settlement of the majority of post-filing disbursements made by BCFPI on behalf of Mersey.

(iii)             Amounts received related to Other Inflows were approximately $2.8 million during the Reporting Period.  Such receipts primarily represent various tax refunds and deposits made at the mill level.  BCFPI does not forecast such amounts.

Disbursements

36.           Details regarding disbursements are summarized in the following table:

		US$000
Disbursements	Para.	Actual	Forecast	Variance	Variance %
Trade Payables	37(i)	$(33,015)	$(42,733)	$9,718	23%
Intercompany SG&A Allocation	37(ii)	-	(400)	400	100%
Intercompany A/R Settlements	37(iii)	(2,855)	-	(2,855)	N/A
Intercompany A/P Settlements	37(iv)	(1,517)	-	(1,517)	N/A
Payments on Behalf of Affiliates	37(v)	(8,214)	-	(8,214)	N/A
Freight	37(vi)	(2,584)	(4,411)	1,827	41%
Payroll and Benefits	37(vii)	(12,602)	(12,315)	(287)	(2%)
Capital Expenditures	37(viii)	-	(1,808)	1,808	100%
Total Disbursements		$(60,787)	$(61,666)	$879	1%

37.           The variance analysis with respect to BCFPI's disbursements has been compiled based on discussions with Management and the following represents a summary of the reasons provided for these variances:

(i)             Disbursements related to Trade Payables totalled approximately $9.7 million less than projected during the Reporting Period.  The reason for this variance is the greater than forecast downtime at the Dolbeau mill, which was idled for the entire Reporting Period.

(ii)            During the Reporting Period, BCFPI did not pay any amounts in respect of the Intercompany SG&A Allocation as the Q1 allocation and subsequent allocations have not been settled on a cash basis.  This resulted in a positive cash flow variance, which should reverse when intercompany SG&A allocations are settled on a cash basis.

(iii)           Payments for Intercompany A/R Settlements totalled approximately $2.9 million during the Reporting Period.  Intercompany A/R Settlements represent payments made by BCFPI to reimburse related entities for accounts receivable incorrectly paid to BCFPI by ABH- affiliated customers.

(iv)          Intercompany A/P Settlements represent BCFPI reimbursing related entities for payments made on its behalf.  During the Reporting Period, such payments totalled approximately $1.5 million and are primarily reimbursements to the ACI Group for freight costs.

(v)           Payments on Behalf of Affiliates were $8.2 million during the Reporting Period.  These payments primarily represent disbursements made by BCFPI on behalf of Mersey, which is a joint venture partially owned by BI.  Due to the integrated nature of the operations of the Petitioners and the Cash Management System, such payments occur on a regular basis.  BCFPI does not forecast such payments, nor does it forecast the repayment of these items.

(vi)          Disbursements for Freight totalled $2.6 million during the Reporting Period.  This compares to an amount of approximately $4.4 million in the BCFPI Forecast.  The positive variance is in part due to lower than anticipated sales and the fact the certain amounts are still payable to the ACI Group for freight that it has paid on BCFPI's behalf.

(vii)          During the Reporting Period, payments in respect of Payroll and Benefits totalled $12.6 million.  The BCFPI Forecast projected disbursements in the amount of $12.3 million.

(viii)        Capital Expenditures are not tracked on a weekly basis.  As such, disbursements for this line item have been included in Trade Payables.    Capital expenditures for July, 2009 were $0.8 million.

Financing

38.           Details regarding financing are summarized in the following table:

		US$000
Financing	Para.	Actual	Forecast	Variance	Variance %
Interest		$(1,147)	$(1,534)	$387	25%
Restructuring Costs	39(i)	(1,809)	(2,900)	1,091	38%
Foreign Exchange Translation	39(ii)	(789)	-	(789)	N/A
Cash Flow from Financing/Restructuring		$(3,745)	$(4,434)	$689	16%

39.            The variance analysis with respect to BCFPI's disbursements has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)                Restructuring Costs were $1.8 million during the Reporting Period as compared with the forecast amount of $2.9 million.  This variance is primarily due to timing and is expected to reverse as various professional service firms submit their invoices for payment.

(ii)            Amounts on the Foreign Exchange Translation line represent the difference between the actual exchange rate at the time of conversion between Canadian and U.S. dollars as compared to the forecast rate of CDN$1=US$0.90.

CURRENT LIQUIDITY POSITION AND THE 17 WEEK CASH FLOW FORECASTS

40.            Attached as Appendices "G" and "H", respectively, are the updated 17-week cash flow forecasts of the ACI Group (including DCorp) and BCFPI through December 20, 2009.

41.            The major variations from the cash flow forecasts contained in the Thirteenth Report are primarily due to lower newsprint prices, which are offset by the projected receipt of certain tax refunds and the proceeds from asset sales.

42.            As at August 23, 2009, the ACI Group had cash on hand of $36.4 million.  In addition to this amount, the undrawn portion of the ACI DIP Facility was $55.2 million.  However, pursuant to the ACI DIP Facility, $12.5 million of this amount must remain undrawn, thereby resulting in net available liquidity under the ACI DIP Facility of $42.7 million.  Accordingly, the total liquidity of the ACI Group was $79.1 million ($36.4 million cash plus $42.7 million of the ACI DIP Facility) as at August 23, 2009.

43.            The ACI Group's actual liquidity to August 23, 2009 and forecast liquidity for the 17 weeks ending December 20, 2009 is set forth in Appendix "G" and is summarized in the graph below:

The graph above includes the receipt of approximately $47.7 million in respect of proceeds from the sale of timberlands in the province of Quebec (the "Quebec Timberlands").  Such proceeds were received on September 2, 2009.  The above graph also includes the receipt of an annual refund for the construction of roads in the province of Quebec in the amount of $36.0 million.  Excluding these two items, the ACI Group's projected negative cash flow for the 17 weeks ended December 20, 2009 would be approximately $51.7 million.

44.           The ACI Group's liquidity at December 20, 2009 is projected to be $101.1 million.  This is compared to an amount of approximately $195.3 million at the end of 13 weeks as detailed in the Thirteenth Report.  The reason for the decrease in projected liquidity is due to the following:

(i)             lower newsprint prices being reflected in the latest cash flow forecast;

(ii)            an increase in the amount of sales taxes included in the cash flow forecast (approximately $15 million);

(iii)           less favourable assumptions with respect to availability under the ACI Group's Securitization Program due to the concentration of certain accounts receivable (approximately $2.6 million); and

(iv)          the negative variances in cash flow realized during the Reporting Period (approximately $41 million).

45.           The ACI Group cash flow forecast included in Appendix "G" does not reflect the repayment of the ACI DIP Facility on November 1, 2009 which is the date by which the ACI DIP Facility must be repaid, in accordance with its terms.  The ACI Group has indicated that it anticipates that amounts outstanding under the ACI DIP Facility will be repaid with proceeds of the sale of the ACI Group's 60% interest in the Manicouagan Power Company ("MPCo").  The cash flow projections contained Appendix "G" do not as of yet reflect this anticipated transaction, nor do they reflect the repayment of the ACI DIP Facility.

46.           From the date of the issuance of the Initial Order to August 23, 2009, the net cash flow for the ACI Group was approximately negative $102.3 million, exclusive of DIP draws.  Of this amount, $50.7 million represents non-operating items such as Securitization Program closing fees, Adequate Protection Payments to ACCC Term Lenders, DIP closing fees and restructuring costs.

47.           Actual results since the date of the issuance of the Initial Order and BCFPI's forecast liquidity for the 17 weeks ended December 20, 2009, which includes projected intercompany funding from BI in the amount of $19.0 million, is set forth in Appendix "H" and is summarized in the graph below.  The estimate of liquidity in the following graph assumes that a minimum cash balance of $10.0 million will be maintained and funds are transferred from BI, as necessary, on that basis.

48.          On August 26, 2009 and September 1, 2009, this Honourable Court and the U.S. Bankruptcy Court, respectively, approved certain agreements between the ACI Group, BCFPI and Smurfit-Stone Container Canada Inc. ("Smurfit") relating to the sale of certain timberlands by Smurfit, which will result in BCFPI receiving net proceeds in the amount of approximately $25.6 million (the "Smurfit Timberland Proceeds").  Once received by BCFPI, the Smurfit Timberland Proceeds are to be held in trust by the Monitor pending further order of this Honourable Court.  For purposes of the forecast, the proceeds are reflected as being held in trust by the Monitor and are not used for operating purposes due to the uncertainty regarding the timing of the release of these funds.

49.           BCFPI's liquidity as at December 20, 2009 is projected to be approximately $10.2 million, not including the Smurfit Timberland Proceeds.

50.           From the date of the issuance of the Initial Order to August 23, 2009, the net cash flow for BCFPI was approximately negative $53.4 million, exclusive of DIP draws.  This negative cash flow is forecast to be offset somewhat over the next several weeks when the settlement of funds related to pulp sales occurs, as pulp sales from BCFPI are collected by BI.    Such proceeds have not yet been paid to BCFPI as Management only recently completed the reconciliation that would allow such a transfer to occur.

51.           Management has informed the Monitor that BCFPI's forecast cash requirements will be supported by BI through intercompany advances, if necessary.

52.           As set forth in the Thirteenth Report, in light of the declining market conditions and the further strengthening of Canadian currency and the resultant impact on the ACI Group's and BCFPI's projected liquidity, the ABH Group is reviewing its alternatives to reduce costs and to better balance its mill  production to current market demand.

KEY PERFORMANCE INDICATORS

53.           As first reported in the Seventh Report the Petitioners track certain key performance indicators in the course of managing their business.  Appendix "I" contains certain key performance indicators which have been updated through July, 2009.

ENGAGEMENT LETTERS

54.           The Petitioners have advised the Monitor that the ACI Group has entered into engagement letters with advisors for the ACI ad hoc committee of bondholders (the "ACI Ad Hoc Bondholder Committee").  These advisors include counsel in the U.S. and Canada, Broadpoint Capital Inc. and Genuity Capital Markets, each of which has been retained to advise and perform various services for the ACI Ad Hoc Bondholder Committee.  The Monitor has reviewed the engagement letters and has no objection to the terms contained therein.

PENSION PLANS PAYMENTS

55.           As set forth in previous reports of the Monitor, there are substantial solvency deficits under the Petitioners' pension plans and any solvency deficiency payments have been suspended by order of this Honourable Court.

56.           The Monitor has been advised by the Petitioners that payments due to the beneficiaries under such pension plans have not been altered as a result of the CCAA Proceedings and are being paid in full while negotiations concerning the future of the pension plans are ongoing.  As a result, the Monitor understands that current retirees are receiving the full value of amounts due to them under the relevant pension plans and there has been no adjustment to current service payments, regardless of the deficits in the relevant plans.

SUMMARY OF RESTRUCTURING ACTIVITIES

57.           Since the date of the Initial Order, the Petitioners have progressed on a number of restructuring initiatives.  Below is a summary of a number of key activities to date:

(i)             the Petitioners have engaged a chief restructuring officer to assist with the restructuring process;

(ii)            on August 4, 2009, the ACI Group received Court approval for the sale of the Quebec Timberlands for proceeds of approximately $47.7 million.  This amount was received on September 2, 2009;

(iii)           BCFPI executed agreements which have allowed it to monetize its interest in a first right of refusal with respect to timberland assets owned by Smurfit, which is expected to generate proceeds of approximately $25.6 million;

(iv)           both the ACI Group and BCFPI, with the consent of the Monitor, have repudiated a number of unfavourable contracts which will assist them in making their cost structures more viable;

(v)             as reported in the Thirteenth Report, BCFPI indefinitely idled two paper machines at its Thunder Bay facility in order to reduce costs;

(vi)            the Petitioners have implemented initiatives to reduce selling, general and administrative expenses;

(vii)           the Petitioners have obtained an order from this Honourable Court that authorizes the Petitioners to begin to call for certain claims of their creditors (the "Claims Process").  The U.S. Debtors are seeking a similar order from the U.S. Bankruptcy Court;

(viii)           the Petitioners have continued work on a process to reconcile both pre and post-filing intercompany account balances within the ABH Group and have shared this information with the stakeholders' advisors;

(ix)             electronic data rooms have been created and are regularly updated with information to allow stakeholder advisors to assess the ongoing condition of the Petitioners' business; and

(x)              the ACI Group has continued discussions with respect to the sale of its 60% ownership interest MPCo.

EXTENSION OF STAY PROCEEDINGS

58.           As noted in the materials filed with this Honourable Court, the Petitioners have filed a motion to extend the Stay Period to December 15, 2009.

59.           The extension of the Stay Period to December 15, 2009 will allow the Petitioners to continue to develop their restructuring plan and will also allow the Petitioners to continue activities under the Claims Process to quantify certain claims of creditors.

60.           As noted above, each of the ACI Group and BCFPI has prepared 17-week forecasts to December 20, 2009.  Both forecasts indicate that the Petitioners will have sufficient liquidity to enable them to sustain ordinary course operations through the proposed extension of the Stay Period.

RECOMMENDATIONS

61.           It is the Monitor's view that the Petitioners have acted in good faith and with due diligence in their efforts to develop a restructuring plan for the benefit of all stakeholders.  The Monitor is also of the view that an extension of the Stay Period to December 15, 2009, is in the best interest of all stakeholders.

62.           Accordingly, the Monitor recommends that this Honourable Court grant the Petitioners' motion for an extension of the Stay Period to December 15, 2009.

All of which is respectfully submitted.

ERNST & YOUNG INC.
in its capacity as the Court Appointed Monitor
of the Petitioners

Per:        /s/ Alex Morrison

Alex Morrison, CA, CIRP
Senior Vice President

Greg Adams, CA, CIRP

Senior Vice President

John Barrett, CA, CIRP
Vice President

APPENDIX "A"

ABITIBI PETITIONERS

1.	Abitibi-Consolidated Company of Canada
2.	Abitibi-Consolidated Inc.
3.	3224112 Nova Scotia Limited
4.	Marketing Donohue Inc.
5.	Abitibi-Consolidated Canadian Office Products Holding Inc.
6.	3834328 Canada Inc.
7.	6169678 Canada Inc.
8.	4042140 Canada Inc.
9.	Donohue Recycling Inc.
10.	1508756 Ontario Inc.
11.	3217925 Nova Scotia Company
12.	La Tuque Forest Products Inc.
13.	Abitibi-Consolidated Nova Scotia Incorporated
14.	Saguenay Forest Products Inc.
15.	Terra Nova Explorations Ltd.
16.	The Jonquière Pulp Company
17.	The International Bridge and Terminal Company
18.	Scramble Mining Ltd.
19.	9150-3383 Québec Inc.

APPENDIX "B"

BOWATER PETITIONERS

1.	Bowater Canada Finance Corporation
2.	Bowater Canadian Limited
3.	Bowater Canadian Holdings. Inc.
4.	3231378 Nova Scotia Company
5.	AbitibiBowater Canada Inc.
6.	Bowater Canada Treasury Corporation
7.	Bowater Canadian Forest Products Inc.
8.	Bowater Shelburne Corporation
9.	Bowater LaHave Corporation
10.	St-Maurice River Drive Company Limited
11.	Bowater Treated Wood Inc.
12.	Canexel Hardboard Inc.
13.	9068-9050 Québec Inc.
14.	Alliance Forest Products Inc. (2001)
15.	Bowater Belledune Sawmill Inc.
16.	Bowater Maritimes Inc.
17.	Bowater Mitis Inc.
18.	Bowater Guérette Inc.
19.	Bowater Couturier Inc.

APPENDIX "C"

18.6 PETITIONERS

1.	AbitibiBowater US Holding 1 Corp.
2.	AbitibiBowater Inc.
3.	Bowater Ventures Inc.
4.	Bowater Incorporated
5.	Bowater Nuway Inc.
6.	Bowater Nuway Mid-States Inc.
7.	Catawba Property Holdings LLC
8.	Bowater Finance Company Inc.
9.	Bowater South American Holdings Incorporated
10.	Bowater America Inc.
11.	Lake Superior Forest Products Inc.
12.	Bowater Newsprint South LLC
13.	Bowater Newsprint South Operations LLC
14.	Bowater Finance II, LLC
15.	Bowater Alabama LLC
16.	Coosa Pines Golf Club Holdings, LLC

APPENDIX "D"

PARTNERSHIPS

1.	Bowater Canada Finance Limited Partnership
2.	Bowater Pulp and Paper Canada Holdings Limited Partnership
3.	Abitibi-Consolidated Finance LP

APPENDIX "E"

ACI GROUP ACTUAL RECEIPTS AND DISBURSEMENTS

Abitibi-Consolidated Inc. and its Subsidiaries (the "ACI Group")
Actual to Forecast Comparison
4 Weeks Ended August 23, 2009
US$000

	Actual					Forecast					Variance
Week Ended	2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	Total	2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	Total	2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	Total

Opening Cash	64,864	73,450	67,395	39,573	64,864	64,864	77,742	84,701	64,563	64,864	-	(4,292)	(17,306)	(24,990)	-

Receipts
A/R Collections	45,666	29,616	24,884	31,826	131,992	43,741	35,589	38,843	57,923	176,096	1,925	(5,973)	(13,959)	(26,097)	(44,104)
Intercompany A/R Settlement	6,520	5,559	12,501	3,281	27,861	-	-	-	-	-	6,520	5,559	12,501	3,281	27,861
Total A/R Collections	52,186	35,175	37,385	35,107	159,853	43,741	35,589	38,843	57,923	176,096	8,445	(414)	(1,458)	(22,816)	(16,243)
Collections on Behalf of Joint Ventures	-	-	-	397	397	3,202	3,358	3,358	3,358	13,276	(3,202)	(3,358)	(3,358)	(2,961)	(12,879)
A/R Collections - Affiliates	9,096	2,102	3,245	3,715	18,158	-	-	-	-	-	9,096	2,102	3,245	3,715	18,158
Intercompany A/P Settlement	3,627	-	7,912	-	11,539	-	-	-	-	-	3,627	-	7,912	-	11,539
Other Inflows	5,643	5,403	3,470	4,903	19,419	5,784	2,175	2,175	2,175	12,309	(141)	3,228	1,295	2,728	7,110
Total Receipts	70,552	42,680	52,012	44,122	209,366	52,727	41,122	44,375	63,456	201,680	17,825	1,558	7,637	(19,334)	7,686

Disbursements
Trade Payables	(33,172)	(31,132)	(35,582)	(34,435)	(134,321)	(22,034)	(23,281)	(25,081)	(23,281)	(93,677)	(11,138)	(7,851)	(10,501)	(11,154)	(40,644)
Capital Expenditures	-	-	-	-	-	(1,496)	(1,496)	(1,496)	(1,496)	(5,984)	1,496	1,496	1,496	1,496	5,984
Marine Freight Payments	(2,472)	(1,749)	(256)	(713)	(5,190)	(1,050)	(1,050)	(1,050)	(1,050)	(4,200)	(1,422)	(699)	794	337	(990)
Utility Payments	(1,974)	(4,111)	(3,736)	(7,197)	(17,018)	(2,857)	(3,870)	(7,870)	(7,870)	(22,467)	883	(241)	4,134	673	5,449
Payroll & Benefits	(10,672)	(7,757)	(10,115)	(5,755)	(34,299)	(14,073)	(5,015)	(10,982)	(5,015)	(35,085)	3,401	(2,742)	867	(740)	786
Intercompany A/R Settlements	(15,562)	-	(9,171)	-	(24,733)	-	-	-	-	-	(15,562)	-	(9,171)	-	(24,733)
Intercompany A/P Settlements	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Joint Venture Remittances, Net	-	-	(11,602)	-	(11,602)	48	50	(13,852)	50	(13,704)	(48)	(50)	2,250	(50)	2,102
Payment on Behalf of Affliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Disbursements	(63,852)	(44,749)	(70,462)	(48,100)	(227,163)	(41,462)	(34,662)	(60,331)	(38,662)	(175,117)	(22,390)	(10,087)	(10,131)	(9,438)	(52,046)

Financing
Securitization Inflows / (Outflows)	6,344	(3,151)	(7,593)	1,511	(2,889)	6,343	3,599	(3,182)	(10,618)	(3,858)	1	(6,750)	(4,411)	12,129	969
Securitization Closing Fees	-	-	-	-	-		-	-	-	-	-	-	-	-	-
Adequate Protection by DCorp to ACCC Term Lenders	(3,287)	-	-	-	(3,287)	(3,537)	-	-	-	(3,537)	250	-	-	-	250
DIP Drawings / (Repayments)	-	-	-	-	-		-	-	-	-	-	-	-	-	-
DIP Interest & Fees	-	(197)	-	-	(197)	(193)	-	-	-	(193)	193	(197)	-	-	(4)
Restructuring & Other Items	(525)	(109)	(1,396)	(277)	(2,307)	(1,000)	(3,100)	(1,000)	(1,000)	(6,100)	475	2,991	(396)	723	3,793
Foreign Exchange Translation	(646)	(529)	(383)	(420)	(1,978)	-				-	(646)	(529)	(383)	(420)	(1,978)
	1,886	(3,986)	(9,372)	814	(10,658)	1,613	499	(4,182)	(11,618)	(13,688)	273	(4,485)	(5,190)	12,432	3,030

Cash Flow From Operations	8,586	(6,055)	(27,822)	(3,164)	(28,455)	12,878	6,959	(20,138)	13,176	12,875	(4,292)	(13,014)	(7,684)	(16,340)	(41,330)

Opening Cash Balance	64,864	73,450	67,395	39,573	64,864	64,864	77,742	84,701	64,563	64,864	-	(4,292)	(17,306)	(24,990)	-
Cash Flow From Operations	8,586	(6,055)	(27,822)	(3,164)	(28,455)	12,878	6,959	(20,138)	13,175	12,874	(4,292)	(13,014)	(7,684)	(16,340)	(41,330)
Ending Cash Balance	73,450	67,395	39,573	36,409	36,409	77,742	84,701	64,563	77,738	77,738	(4,292)	(17,306)	(24,990)	(41,330)	(41,330)

Note: The above totals are subject to rounding adjustments

    APPENDIX "F"

BCFPI ACTUAL RECEIPTS AND DISBURSEMENTS

Bowater Canadian Forest Products Inc. ("BCFPI")
Actual to Forecast Comparison
4 Weeks Ended August 23, 2009
US$000

	Actual					Forecast					Variance
Week Ended	2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	Total	2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	Total	2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	Total

Opening Cash	2,636	9,601	8,452	870	2,636	2,636	13,224	8,182	4,133	2,636	-	(3,623)	270	(3,263)	-

Receipts
A/R Collections	2,510	5,862	2,262	2,009	12,643	17,593	10,931	12,853	16,557	57,934	(15,083)	(5,069)	(10,591)	(14,548)	(45,291)
Intercompany A/R Settlements	7,914	6,415	4,629	3,483	22,441	-	-	-		-	7,914	6,415	4,629	3,483	22,441
Total A/R Collections	10,424	12,277	6,891	5,492	35,084	17,593	10,931	12,853	16,557	57,934	(7,169)	1,346	(5,962)	(11,065)	(22,850)
Intercompany A/P Settlements	9,387	-	-	10,000	19,387	10,000	-	-	-	10,000	(613)	-	-	10,000	9,387
A/R Collections - Affiliates	1,302	379	1,878	275	3,834	-	-	-	-	-	1,302	379	1,878	275	3,834
Other Inflows	1,039	586	475	678	2,778	-	-	-	-	-	1,039	586	475	678	2,778
Total Receipts	22,152	13,242	9,244	16,445	61,083	27,593	10,931	12,853	16,557	67,934	(5,441)	2,311	(3,609)	(112)	(6,851)

Disbursements
Trade Payables	(6,828)	(7,499)	(8,687)	(10,001)	(33,015)	(8,905)	(11,276)	(11,276)	(11,276)	(42,733)	2,077	3,777	2,589	1,275	9,718
Intercompany SG&A Allocation	-	-	-	-	-	-	-	(400)	-	(400)	-	-	400	-	400
Intercompany A/R Settlements	(1,175)	-	(1,680)	-	(2,855)	-	-	-	-	-	(1,175)	-	(1,680)	-	(2,855)
Intercompany A/P Settlements	(548)	-	(969)	-	(1,517)	-	-	-	-	-	(548)	-	(969)	-	(1,517)
Payments on Behalf of Affiliates	(1,533)	(1,153)	(1,985)	(3,543)	(8,214)	-	-	-	-	-	(1,533)	(1,153)	(1,985)	(3,543)	(8,214)
Freight	(675)	(691)	(624)	(594)	(2,584)	(1,183)	(1,076)	(1,076)	(1,076)	(4,411)	508	385	452	482	1,827
Payroll and Benefits	(3,010)	(3,426)	(2,749)	(3,417)	(12,602)	(4,014)	(2,448)	(3,405)	(2,448)	(12,315)	1,004	(978)	656	(969)	(287)
Capital Expenditures	-	-	-	-	-	(452)	(452)	(452)	(452)	(1,808)	452	452	452	452	1,808
Total Disbursements	(13,769)	(12,769)	(16,694)	(17,555)	(60,787)	(14,553)	(15,252)	(16,609)	(15,252)	(61,666)	784	2,483	(85)	(2,303)	879

Cash Flow From Operations	8,383	473	(7,450)	(1,110)	296	13,040	(4,321)	(3,756)	1,305	6,268	(4,657)	4,794	(3,694)	(2,415)	(5,972)

Financing
Interest	-	(748)	-	(399)	(1,147)	(859)	-	-	(675)	(1,534)	859	(748)	-	276	387
Restructuring Costs	(1,214)	(568)	(27)	-	(1,809)	(1,593)	(721)	(293)	(293)	(2,900)	379	153	266	293	1,091
Foreign Exchange Translation	(204)	(306)	(105)	(174)	(789)	-	-	-		-	(204)	(306)	(105)	(174)	(789)
Cash Flow from Financing/Restructuring	(1,418)	(1,622)	(132)	(573)	(3,745)	(2,452)	(721)	(293)	(968)	(4,434)	1,034	(901)	161	395	689

Net Cash Flows	6,965	(1,149)	(7,582)	(1,683)	(3,449)	10,588	(5,042)	(4,049)	337	1,834	(3,623)	3,893	(3,533)	(2,020)	(5,283)

Opening Cash Balance	2,636	9,601	8,452	870	2,636	2,636	13,224	8,182	4,133	2,636	-	(3,623)	270	(3,263)	-
Cash Flow From Operations	6,965	(1,149)	(7,582)	(1,683)	(3,449)	10,588	(5,042)	(4,049)	337	1,834	(3,623)	3,893	(3,533)	(2,020)	(5,283)
Ending Cash Balance	9,601	8,452	870	(813)	(813)	13,224	8,182	4,133	4,470	4,470	(3,623)	270	(3,263)	(5,283)	(5,283)

Note: The above totals are subject to rounding adjustments

APPENDIX "G"

ACI GROUP CASH FLOW FORECAST

Abitibi Consolidated Inc. and its subsidiaries (the "ACI Group")
Weekly Cash Flow Forecast
17 Weeks Ended December 20, 2009
US$000s

Week ended	Notes	30-Aug-09	6-Sep-09	13-Sep-09	20-Sep-09	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09

Opening Cash	1	36,407	41,240	90,091	94,440	131,906	124,989	132,664	142,706

Receipts
Total A/R Collections	3	34,350	39,734	40,573	51,763	39,968	46,958	36,589	32,206
Collections on Behalf of Joint Ventures	4	2,786	3,864	4,044	4,044	4,044	3,880	3,757	3,757
Other Inflows	5	2,175	5,784	8,135	45,604	4,311	5,497	5,061	2,175
Total Receipts		39,311	49,383	52,752	101,411	48,323	56,334	45,407	38,138

Disbursements
Trade Payables	6	(23,991)	(25,464)	(26,059)	(26,059)	(27,949)	(24,250)	(22,894)	(22,894)
Capital Expenditures	7	(1,496)	(1,539)	(1,546)	(1,546)	(1,546)	(1,517)	(1,496)	(1,496)
Marine Freight Payments	8	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)
Utility Payments	9	(7,870)	(4,441)	(3,870)	(7,870)	(7,870)	(5,584)	(3,870)	(7,870)
Payroll & Benefits	10	(11,180)	(8,457)	(11,657)	(5,797)	(11,657)	(8,388)	(5,257)	(11,613)
Joint Venture Remittances, Net	11	(858)	58	61	(12,276)	(839)	2,308	56	(14,276)
Restructuring & Other Items	12	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)
Total Disbursements		(47,445)	(41,893)	(45,121)	(55,598)	(51,911)	(39,482)	(35,510)	(60,199)

Financing
Securitization Inflows / (Outflows)	13	2,968	(2,589)	(3,282)	(8,346)	(3,328)	(5,509)	145	1,484
Adequate Protection and fees by DCorp to ACCC Term Lenders	14	-	(3,537)	-	-	-	(3,431)	-	-
DIP Drawings / (Repayments)	15	10,000	-	-	-	-	-	-	-
DIP Interest & Fees	15	-	(213)	-	-	-	(237)	-	-
Asset Sales	16	-	47,700	-	-	-	-	-	-

Total Change in Cash		4,833	48,851	4,348	37,467	(6,917)	7,675	10,042	(20,578)

Ending Cash Balance (with ACI DIP Facility Draws)		41,240	90,091	94,440	131,906	124,989	132,664	142,706	122,129

Available Liquidity (Cash and Undrawn DIP)	17	73,940	122,791	127,140	164,606	157,689	165,364	175,406	154,829

Securitization Schedule	18
Allowable Receivable Pool Balance		117,196	114,607	112,094	103,747	100,419	94,910	95,055	97,249
Interest, Fees and Adjustments	19	-	-	(769)	-	-	-	-	(710)
Amount Drawn Under Facility		114,228	117,196	114,607	112,094	103,747	100,419	94,910	95,055
Availability / (Required Repayment)		2,968	(2,589)	(3,282)	(8,346)	(3,328)	(5,509)	145	1,484

The above forecast uses an exchange rate of CDN$1.00=US$0.90.

Note: The above totals are subject to rounding adjustments in the underlying balances.

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon. In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such differences may be material.

Abitibi Consolidated Inc. and its subsidiaries (the "ACI Group")
Weekly Cash Flow Forecast
17 Weeks Ended December 20, 2009
US$000s

Week ended	Notes	25-Oct-09	1-Nov-09	8-Nov-09	15-Nov-09	22-Nov-09	29-Nov-09	6-Dec-09	13-Dec-09	20-Dec-09	Total

Opening Cash	1	122,129	121,943	110,084	114,762	108,293	92,838	87,234	86,415	85,773	36,407

Receipts
Total A/R Collections	3	42,715	31,247	31,142	30,730	39,039	32,281	33,071	31,720	31,399	625,484
Collections on Behalf of Joint Ventures	4	3,757	3,849	4,402	4,402	4,402	4,402	4,128	4,082	4,082	67,682
Other Inflows	5	2,175	2,175	2,175	2,175	2,175	2,175	2,175	2,175	2,175	98,315
Total Receipts		48,647	37,270	37,719	37,306	45,616	38,858	39,373	37,977	37,656	791,481

Disbursements
Trade Payables	6	(22,894)	(22,885)	(22,833)	(22,833)	(22,833)	(22,833)	(19,989)	(19,515)	(19,515)	(395,689)
Capital Expenditures	7	(1,496)	(1,503)	(1,546)	(1,546)	(1,546)	(1,546)	(1,503)	(1,496)	(1,496)	(25,860)
Marine Freight Payments	8	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(17,850)
Utility Payments	9	(7,870)	(7,299)	(3,870)	(7,870)	(7,870)	(7,870)	(4,441)	(3,870)	(7,870)	(108,076)
Payroll & Benefits	10	(5,257)	(14,315)	(5,268)	(11,539)	(5,268)	(11,189)	(8,178)	(11,051)	(5,454)	(151,526)
Joint Venture Remittances, Net	11	(844)	58	66	66	(16,571)	(834)	62	61	(18,804)	(62,506)
Restructuring & Other Items	12	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(17,000)
Total Disbursements		(40,410)	(47,994)	(35,501)	(45,772)	(56,139)	(46,322)	(36,099)	(37,920)	(55,189)	(778,507)

Financing
Securitization Inflows / (Outflows)	13	(8,422)	2,647	2,461	1,996	(4,932)	1,859	(425)	(699)	135	(23,839)
Adequate Protection and fees by DCorp to ACCC Term Lenders	14	-	(3,537)	-	-	-	-	(3,431)	-	-	(13,935)
DIP Drawings / (Repayments)	15	-	-	-	-	-	-	-	-	-	10,000
DIP Interest & Fees	15	-	(245)	-	-	-	-	(237)	-	-	(932)
Asset Sales	16	-	-	-	-	-	-	-	-	-	47,700

Total Change in Cash		(186)	(11,859)	4,678	(6,469)	(15,455)	(5,604)	(819)	(642)	(17,398)	31,968

Ending Cash Balance (with ACI DIP Facility Draws)		121,943	110,084	114,762	108,293	92,838	87,234	86,415	85,773	68,375	68,375

Available Liquidity (Cash and Undrawn DIP)	17	154,643	142,784	147,462	140,993	125,538	119,934	119,115	118,473	101,075	101,075

Securitization Schedule	18
Allowable Receivable Pool Balance		88,827	91,474	93,934	96,610	91,679	93,538	93,113	93,080	93,215	93,215
Interest, Fees and Adjustments	19	-	-	-	(680)	-	-	-	(666)	-	(2,825)
Amount Drawn Under Facility		97,249	88,827	91,474	93,934	96,610	91,679	93,538	93,113	93,080	114,228
Availability / (Required Repayment)		(8,422)	2,647	2,461	1,996	(4,932)	1,859	(425)	(699)	135	(23,839)

The above forecast uses an exchange rate of CDN$1.00=US$0.90.

Note: The above totals are subject to rounding adjustments in the underlying balances.

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon. In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such differences may be material.

Abitibi Consolidated Inc. and its subsidiaries (the "ACI Group")

Notes to Weekly Cash Flow Forecast

17 Weeks Ended December 20, 2009

US$000s

1.	Opening Cash in the forecast includes cash on hand.
2.	The cash flow forecast includes mills owned by the ACI Group and its subsidiaries and includes the operations of the DCorp Group.
3.

Total A/R Collections represent amounts estimated to be collected from the ACI Group's customers.   The timing of collections is based on the ACI Group's collection terms with its customers and the latest sales forecast.

4.

Collections on Behalf of Joint Ventures represent amounts estimated to be collected by the ACI Group on behalf of its joint venture partners.   The ACI Group has agreements with its joint venture partners whereby the ACI Group collects the joint venture partners' accounts receivable (for a fee) and remits these funds to the joint venture in accordance with their agreement.

5.

Other Inflows represent miscellaneous receipts including, but not limited to, such items as tax refunds or insurance proceeds, as estimated by the ACI Group.   Included in Other Inflows for the week ended September 20, 2009, is $36 million representing the receipt of refunds related to tax credits from the Quebec provincial government.

6.

Trade Payables represent amounts estimated to be paid to suppliers for the purchase of the ACI Group's raw materials, repairs and maintenance and other goods and services related to production.   This line also includes amounts necessary to fund the DCorp Group's recycling operations and a disbursement of $1.8 million in the week ended September 27, 2009 representing the settlement of intercompany SG&A.

7.	Capital Expenditures represent amounts estimated to be paid pursuant to the ACI Group's most recent capital expenditure budget.
8.	Marine Freight Payments represent amounts estimated to be paid to the ACI Group's outbound marine freight suppliers.
9.	Utility Payments represent amounts estimated to be payable to the ACI Group's hydroelectricity suppliers.
10.	Payroll and Benefits represent estimated amounts for salaries, wages and current service pension costs.
11.	Joint Venture Remittances, Net represent the estimated payment of accounts receivable funds collected by the ACI Group on behalf of the respective joint venture, net of any collection/management fees.
12.	Restructuring and Other Items represent amounts estimated by the ACI Group for restructuring costs and other miscellaneous payments.
13.	Securitization Inflows/(Outflows) represent the estimated net availability or repayment (including interest) of funds under the ACI Group's Amended Securitization Program.
14.	Adequate Protection and fees by DCorp to ACCC Term Lenders represents an estimate of payments pursuant to the adequate protection order issued by the U.S. Bankruptcy Court.
15.

The DIP Interest & Fees represent cash flows related to the ACI Group's $100 million DIP term loan.   This term loan may be drawn in increments to enable the ACI Group to maintain a adequate amount of working capital.

16.

Asset Sales represent proceeds from the sale of Quebec timberlands.   This transaction is subject to court approval, which was obtained on August 4, 2009.   As such, the timing of this receipt is not yet certain, but the cash flow forecast represents the ACI Group's best estimate regarding the closing of this transaction, during the week of September 6, 2009.

17.

Available Liquidity is calculated as cash on hand plus the undrawn portion of the ACI DIP Facility.   Drawings on the ACI DIP Facility are limited to $87.5 million per the terms of the ACI DIP Agreement.

18.

The Securitization Summary represents the ACI Group's estimated calculation of amounts owing or available under the Amended Securitization Program based on the eligible accounts receivable (net of any fees, interest or allowances).

19.	The Interest, Fees and Adjustments represent interest and fees related to the Amended Securitization Program.

  APPENDIX "H"

BCFPI CASH FLOW FORECAST

Bowater Canadian Forest Products Inc.
Chapter 11/CCAA Cash Flow
17 Week Period Ended December 20, 2009
US$000s

Week Ended		30-Aug-09	6-Sep-09	13-Sep-09	20-Sep-09	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09

Receipts	Notes
Trade Receipts	1, 2	12,051	9,452	12,596	15,019	9,378	14,280	8,454	10,355
Settlement Proceeds	3	-	-	-	-	25,585	-	-	-
Intercompany A/R Settlements	4	13,000	10,000	8,000	-	-	-	-	-
Advances from Bowater Inc.	5	-	-	-	-	-	-	-	-
Other Receipts	6	-	-	-	11,700	-	-	-	-
Total Receipts		25,051	19,452	20,596	26,719	34,963	14,280	8,454	10,355

Disbursements
Trade Payables	7	(8,835)	(7,422)	(6,961)	(6,961)	(6,961)	(10,089)	(12,435)	(12,435)
Intercompany SG&A Allocation	8	-	-	-	-	(400)	-	-	-
Freight	9	(797)	(681)	(662)	(662)	(662)	(1,130)	(1,480)	(1,480)
Payroll and Benefits	10	(3,106)	(3,019)	(1,736)	(3,782)	(1,736)	(4,390)	(1,733)	(3,780)
Capital Expenditures	11	(452)	(465)	(467)	(467)	(467)	(458)	(452)	(452)
Interest	12	(798)	-	-	-	(723)	(1,028)	-	-
Restructuring Costs	13	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)
Settlement Disbursements to Trust	3	-	-	-	-	(25,585)	-	-	-
Total Disbursements		(14,279)	(11,879)	(10,118)	(12,165)	(36,827)	(17,388)	(16,393)	(18,440)

Cash Flow from Operations		10,772	7,573	10,477	14,554	(1,863)	(3,107)	(7,940)	(8,085)

Opening Bank Balance		(813)	9,959	17,532	28,009	42,563	40,700	37,593	29,653
Cash Flow		10,772	7,573	10,477	14,554	(1,863)	(3,107)	(7,940)	(8,085)
Closing Bank Balance	2	9,959	17,532	28,009	42,563	40,700	37,593	29,653	21,568

Settlement Proceeds Held in Trust by Monitor	14	-	-	-	-	25,585	25,585	25,585	25,585

Closing Bank Balance including Settlement Proceeds		9,959	17,532	28,009	42,563	66,285	63,178	55,238	47,154

Current Revolving Credit Facility
Current Credit Facility Balance, Opening		94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576
Current Credit Facility Drawings / (Repayments)		-	-	-	-	-	-	-	-
Current Balance, Closing		94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576

Intercompany A/R Balance	15
Ending Balance		44,143	45,665	45,698	44,087	44,657	45,087	49,785	53,538

The above forecast uses an exchange rate of CDN$1.00=US$0.90

Amounts in the above table are subject to rounding adjustments from the underlying balances

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon. In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such difference may be material.

Bowater Canadian Forest Products Inc.
Chapter 11/CCAA Cash Flow
17 Week Period Ended December 20, 2009
US$000s

Week Ended		25-Oct-09	1-Nov-09	8-Nov-09	15-Nov-09	22-Nov-09	29-Nov-09	6-Dec-09	13-Dec-09	20-Dec-09	Total

Receipts	Notes
Trade Receipts	1, 2	10,804	14,656	13,087	14,226	14,091	15,028	15,013	15,358	14,736	218,583
Settlement Proceeds	3	-	-	-	-	-					25,585
Intercompany A/R Settlements	4	-	-	-	-	-					31,000
Advances from Bowater Inc.	5	-	-	4,000	4,000	3,000	3,000	3,000	-	2,000	19,000
Other Receipts	6	-	-	-	-	-	-	-	-	-	11,700
Total Receipts		10,804	14,656	17,087	18,226	17,091	18,028	18,013	15,358	16,736	305,868

Disbursements
Trade Payables	7	(12,435)	(12,479)	(12,741)	(12,741)	(12,741)	(12,741)	(11,054)	(10,772)	(10,772)	(180,577)
Intercompany SG&A Allocation	8	-	-	-	-	-	(489)	(492)	(493)	(493)	(2,366)
Freight	9	(1,480)	(1,476)	(1,452)	(1,452)	(1,452)	(1,452)	(1,285)	(1,257)	(1,257)	(20,117)
Payroll and Benefits	10	(1,733)	(4,390)	(1,736)	(3,782)	(1,736)	(2,410)	(3,715)	(2,408)	(3,106)	(48,297)
Capital Expenditures	11	(452)	(454)	(467)	(467)	(467)	(467)	(454)	(452)	(452)	(7,806)
Interest	12	(338)	(881)	-	-	(338)	-	(1,028)	-	-	(5,133)
Restructuring Costs	13	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(4,973)
Settlement Disbursements to Trust	3	-	-	-	-	-					(25,585)
Total Disbursements		(16,731)	(19,972)	(16,687)	(18,734)	(17,025)	(17,851)	(18,320)	(15,674)	(16,372)	(294,854)

Cash Flow from Operations		(5,926)	(5,317)	400	(508)	66	177	(307)	(316)	364	11,014

Opening Bank Balance		21,568	15,642	10,325	10,725	10,217	10,282	10,460	10,153	9,837	(813)
Cash Flow		(5,926)	(5,317)	400	(508)	66	177	(307)	(316)	364	11,014
Closing Bank Balance	2	15,642	10,325	10,725	10,217	10,282	10,460	10,153	9,837	10,201	10,201

Settlement Proceeds Held in Trust by Monitor	14	25,585	25,585	25,585	25,585	25,585	25,585	25,585	25,585	25,585	25,585

Closing Bank Balance including Settlement Proceeds		41,227	35,910	36,310	35,802	35,868	36,045	35,738	35,422	35,786	35,786

Current Revolving Credit Facility
Current Credit Facility Balance, Opening		94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576
Current Credit Facility Drawings / (Repayments)		-	-	-	-	-	-	-	-	-	-
Current Balance, Closing		94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576

Intercompany A/R Balance	15
Ending Balance		56,854	58,167	60,044	61,296	62,579	63,275	63,155	62,724	62,558	62,558

The above forecast uses an exchange rate of CDN$1.00=US$0.90

Amounts in the above table are subject to rounding adjustments from the underlying balances

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon. In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such difference may be material.

Bowater Canadian Forest Products Inc. ("BCFPI")

Notes to CCAA Cash Flow

17 Week Period Ended December 20, 2009

US$000s

1.	Trade Receipts are based on BCFPI's estimate of collection terms and BCFPI's latest sales forecast.
2.	The cash flows included in the forecast include only those BCFPI mills in Canada. No funding or dividends from foreign subsidiaries are included in the forecast.
3.

Settlement Proceeds represent funds to due BCFPI pursuant   to an agreement it has with Smurfit-Stone Container Canada Inc. ("Smurfit").   The agreement between BCFPI and Smurfit has been approved by courts in both Canada and the U.S. in both BCFPI's and Smurfit's respective insolvency proceedings.   The ultimate timing of this receipt is not yet known, but an amount has been reflected in the week ended September 27, 2009.   Pursuant to an order issued in BCFPI's CCAA proceeding by the Superior Court of Quebec, BCFPI's CCAA Monitor will hold the funds in trust until such time as there is certainty with respect to the disposition of such funds pursuant to an order of the court.

4.

Although not typically forecast, Intercompany A/R Settlements represents the settlement of BCFPI pulp sales collected by BI for the past several months.   In the future this amount will be settled on a monthly basis.

5.	Advances from Bowater Inc. represents amounts received pursuant to the BI/BCFPI DIP Facility.
6.	Other Receipts include amounts received for refunds in respect of road tax credits from the Quebec provincial government.
7.	Trade Payables represent payments for raw materials, repairs and maintenance, utilities and other production items.
8.

Intercompany SG&A Allocation represents expenses incurred by BCFPI's parent company on behalf of BCFPI which are charged to BCFPI in the week ended August 16, 2009, pursuant to its normal process for the allocation of such costs.

9.	Freight represents disbursements in respect of costs to deliver product to customers.
10.

Payroll and Benefits represent amounts paid to employees for salaries and wages (including the related withholdings), pension payments and other benefits due under employee benefit programs. The forecast assumes that only those pension payments in respect of current service costs will be paid.

11.

Capital Expenditures are costs scheduled to be made in accordance with agreements with BCFPI's various capital equipment suppliers and reflect requirements pursuant to BCFPI's most recent capital expenditure budget.

12.	Interest represents interest costs for the company's senior secured revolving facility, the existing secured term loan and the new DIP facility.
13.	Restructuring Costs represent costs related to the restructuring including transaction fees related to the new DIP facility.
14.	Settlement Proceeds Held in Trust do not form part in the Total Ending Cash Balance.
15.

The intercompany accounts receivable balance represents pre-filing and post-filing sales to customers in the United States by BCFPI through Bowater America Inc. This amount is assumed not to be stayed and is collected by BCFPI from Bowater America Inc. in the normal course.   This balance represents trade A/R only and does not represent any amounts funded from BI to BCFPI pursuant to the BI/BCFPI DIP Facility.

APPENDIX "I"

KEY PERFORMANCE INDICATORS

ACI Group
KPI Analysis

Newsprint, Specialty Paper & Pulp

Sales tonnage (MT)	January	February	March	April	May	June	July	Total

Newsprint	95,561	109,805	115,877	96,250	99,548	107,024	98,331	722,395

Specialty Paper	99,378	84,047	91,929	82,694	84,284	91,139	103,444	636,913

Pulp	2,573	4,364	2,645	3,332	4,392	3,882	4,619	25,806

	197,512	198,215	210,450	182,276	188,223	202,044	206,393	1,385,114

Net sales (US$000)	January	February	March	April	May	June	July	Total

	154,055	153,360	161,003	127,136	127,879	139,103	133,736	996,271

Net selling price per tonne (US$)	January	February	March	April	May	June	July	Total

	780	774	765	697	679	688	648	719

Mill Uptime (%)	January	February	March	April	May	June	July	Total

	70	78	76	78	78	76	77	76

Lumber

Sales (Million mbf)	January	February	March	April	May	June	July	Total

	58	60	68	61	62	64	62	435

Net sales (US$000)	January	February	March	April	May	June	July	Total

	15,153	14,356	16,868	16,161	16,893	18,261	18,933	116,624

Sales per Million mbf (US$)	January	February	March	April	May	June	July	Total

	260	241	249	265	271	285	306	268

Mill Uptime (%) - Sawing	January	February	March	April	May	June	July	Total

	64	65	63	66	65	60	64	64

Mill Uptime (%) - Planing	January	February	March	April	May	June	July	Total

	69	69	72	76	72	75	76	80

Bowater Canadian Forest Products Inc.
KPI Analysis

Newsprint, Specialty Paper & Pulp

Sales tonnage (MT)	January	February	March	April	May	June	July	Total

Newsprint	40,281	16,277	37,216	35,685	37,851	32,488	39,356	239,154

Specialty Paper	19,605	17,960	18,644	20,608	20,242	12,758	6,081	115,898

Pulp	23,816	17,478	18,914	20,083	24,923	20,243	36,817	162,274

	83,703	51,715	74,774	76,376	83,016	65,489	82,254	517,325

Net sales (US$000)	January	February	March	April	May	June	July	Total

	57,535	34,757	49,972	47,329	48,904	37,331	45,046	320,874

Net selling price per tonne (US$)	January	February	March	April	May	June	July	Total

	687	672	668	620	589	570	548	620

Mill Uptime (%)	January	February	March	April	May	June	July	Total

	83	80	84	84	84	85	56	80

Lumber

Sales (Million mbf)	January	February	March	April	May	June	July	Total

	27	30	34	27	35	34	32	220

Net sales (US$000)	January	February	March	April	May	June	July	Total

	5,514	6,049	7,095	5,694	7,621	7,997	8,020	47,990

Sales per Million mbf (US$)	January	February	March	April	May	June	July	Total

	206	199	206	207	221	235	250	218

Mill Uptime (%) - Sawing	January	February	March	April	May	June	July	Total

	66	70	69	71	60	53	66	70

Mill Uptime (%) - Planing	January	February	March	April	May	June	July	Total

	71	75	74	79	76	79	78	76